Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 11, 2008, with respect to the consolidated financial statements of Asset Alliance Corporation included in the Proxy Statement of Tailwind Financials Inc. that is made part of the Registration Statement (Form S-4 No. 333-00000) and Prospectus of Tailwind Financial Inc. for the registration of 16,875,000 shares of its common stock.

/s/ Ernst & Young LLP

Ernst & Young LLP
New York, NY

May 8, 2008